Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 29, 2001 on the Alliant Energy Corporation financial statements included in Alliant Energy Corporation's Form 10-K for the year ended December 31, 2000 and to all references to our Firm included in this registration statement.


ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
July 19, 2001